Exhibit (b.2)

CERTIFICATE OF OFFICER

OF

KOPP FUNDS, INC.

The undersigned officer of Kopp Funds, Inc. (the “Corporation”) hereby certifies that set forth below is a true and correct copy of resolutions approved by the Board of Directors of the Corporation at a meeting held on August 30, 2006:

WHEREAS, the directors wish to amend the Corporation’s Bylaws to provide for proxy authorization by electronic and telephonic means, as permitted by Section 302A.449 of the Minnesota Business Corporation Act.

RESOLVED, that Article II, Section 2.06, of the Corporation’s Bylaws be, and hereby is, amended and restated to read in its entirety as follows:

“The right to vote by proxy shall exist if the instrument authorizing such proxy to act shall have been executed in writing by the shareholder or his or her attorney thereunto duly authorized in writing, or by such other manner of proxy authorization as shall be permitted by law, including authorization by electronic or telephonic means.  No proxy shall be voted after eleven months from its date unless it specifically provides for a longer period.”

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 13th day of November, 2006.

 /s/ John P. Flakne

John P. Flakne, Chief Financial Officer